CUSIP No. 68750M-10-0

Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of August 2, 2006, that only one statement containing the information required by Schedule 13D, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of common stock of Orthometrix, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

PSILOS GROUP PARTNERS II-S, L.P.

By:	/s/ Jeffrey Krauss
Jeffrey Krauss Managing Member

JEFFERY KRAUSS

By:	/s/ Jeffery Krauss
Jeffery Krauss

STEPHEN KRUPA

By:	/s/ Stephen Krupa
Stephen Krupa

ALBERT WAXMAN

By:	/s/ Albert Waxman
Albert Waxman